UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2010

CIRCOR INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Corporate Drive, Suite 130 Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 270-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 12, 2010, Circor International, Inc. (“Circor”) issued a press release announcing that on July 12, 2010 (the “Petition Date”) its wholly owned subsidiary, Leslie Controls, Inc. (“Leslie”), filed a voluntary petition in the U.S. Bankruptcy Court for the District of Delaware seeking reorganization relief under the provisions of Chapter 11 of the U.S. Bankruptcy Code, which is intended to permanently resolve the liability associated with both pending and future asbestos related product liability actions against Leslie (the “Leslie Asbestos Claims”). Leslie’s voluntary petition includes a reorganization plan to establish a trust under Section 524(g) of the U.S. Bankruptcy Code and is supported by a committee of attorneys representing current asbestos claimants and an independent representative of future claimants. Under the reorganization plan, all pending and future Leslie Asbestos Claims, as well as any derivative claims against Circor by virtue of its ownership of Leslie, would be channeled to the trust for review and payment, thus providing both Leslie and Circor with permanent protection from such claims. With court approval, the reorganization plan thus would resolve all pending and future Leslie Asbestos Claims and would also provide Circor with permanent protection from the related derivative claims. A copy of the press release, which includes further details about Leslie’s voluntary petition, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Circor International, Inc., dated July 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Circor International, Inc.

Date: July 12, 2010	By:	/s/ Frederic M. Burditt
	Name: Title:	Frederic M. Burditt Vice President, Chief Financial Officer and Treasurer